Quantum Technologies Reports Second Quarter 2014 Financial Results

•	Overall revenues increased 7% and net loss attributable to stockholders decreased by 52% compared to the corresponding prior year quarter

LAKE FOREST, Calif., August 7, 2014 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its results for the second quarter of 2014. Conference call information is provided below.
Second Quarter and First Half 2014 Highlights:

•	Second quarter revenues grew 7% to $6.5 million and first half revenues grew 38% to $14.5 million, compared to the corresponding prior year periods

•	Net loss attributable to stockholders decreased 52% for the second quarter and 53% for the first half of 2014 compared to the corresponding prior year periods

•	S,G&A expenses decreased 16% for the first half of 2014 compared to the prior year period driven by continued cost reductions and facility consolidations

•	Strong momentum and expanding customer base for new storage system product offerings, including:

◦	Q-CabLITE™, our innovative light-weight Back-of-Cab CNG fuel storage module storing up to 123 Diesel Gallon Equivalents

◦	Q-RailLITE™, our next generation of rail mounted CNG fuel storage module for medium and heavy duty applications

•
Continuation of significant levels of engineering design and development activities associated with a CNG fuel storage system for heavy duty truck aftermarket program and General Motors passenger vehicle program

•	General Motors Chevrolet CNG Impala program on track for production units beginning near the end of the third quarter of 2014
Second Quarter 2014 Operating Results Overview
Total revenues from continuing operations increased 7% to $6.5 million for the second quarter of 2014 compared to $6.1 million for the same period in the prior year.
Product revenue recognized in the second quarter totaled $4.8 million. Product revenue was generated primarily from the sale of CNG fuel storage tanks and complete modules, including initial shipments of the Company’s new Q-CabLITE product line.
The Company’s backlog for products associated with CNG fuel storage tanks and systems was $13.6 million at June 30, 2014.
The Company reported an operating loss from continuing operations of $2.8 million for the second quarter of 2014, as compared to an operating loss of $2.4 million for the second quarter of 2013.
During the second quarter, the Company received additional product orders from new and existing customers across the US and Canada for its Q-Lite® CNG tank storage systems and our complete fully-integrated fuel storage modules, including our Q-CabLITE and Q-RailLITE, that incorporate the Q-Lite storage systems.
“We continue to put important focus and efforts into transitioning our resources into delivering complete natural gas storage systems into the heavy duty truck market. These efforts have led to success, especially in terms of gaining new customers, establishing high volume production capacity, validating our innovative and light-weight storage systems, and delivering product to market,” said Mr. Brian Olson, President and CEO of Quantum. “We expect the momentum to build during the second half of 2014 and enable us to grow this emerging segment of our business, complemented by a continued focus on OEM level systems for our other natural gas vehicle platforms including passenger vehicle programs,” continued Mr. Olson.

Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by the Fuel Storage & Vehicle Systems segment.
During the second quarter, product revenues increased slightly to $4.8 million compared to $4.7 million recognized in the prior year quarter. Current period product revenue was primarily composed of CNG fuel storage tanks and packaged systems, including initial shipments of the Company’s Q-CabLITE product line.
Product gross margin was 18% in the second quarter of 2014, as compared to 27% in the same period in the prior year. The decline in margin was primarily due to increased manufacturing overheads related to the Company’s expanded manufacturing operation and higher than normal validation and scrap costs related to bringing new equipment on line during the quarter.
Contract services revenue for this segment increased 27% to $1.7 million compared to the second quarter of 2013. Contract revenue is derived primarily from system development, application engineering and qualification testing of products and systems under funded contracts with OEMs and other customers.
The increase in contract services revenue is primarily due to higher levels of engineering services related to CNG fuel storage system integration and next generation storage technologies programs, partially offset by a decrease in engineering activities associated with hydrogen programs. CNG related engineering activities in the second quarter of 2014 primarily consisted of engineering services provided to ZHRO Solutions related to our design, development and validation of a complete packaged CNG fuel storage and delivery system for aftermarket use for heavy and medium-duty trucks that will enable diesel powered trucks to be converted to run on a dedicated CNG injection/ engine conversion system developed by ZHRO. The Company also continued to perform development and certification activities during the second quarter of 2014 for the General Motors Impala CNG bi-fuel program.
Costs of contract services represent costs associated with customer funded engineering development programs. Contract services gross margin was 28% in the second quarter of 2014, as compared to 43% in the same period in the prior year. The prior year period was favorably impacted by a non-recurring gain related to the closing out of a certain program that enabled higher margins than the Company has historically realized. Conversely, the current year period was negatively impacted by a change in future cost estimates related to certain ongoing programs.
The operating results of this segment include research and development expenses associated with internally funded engineering development programs. The expenses for these programs amounted to $1.7 million in the second quarter of 2014, as compared to $1.5 million in the second quarter of 2013. Internally funded research and development in 2014 primarily related to efforts to advance CNG tank and storage module technologies.
This segment reported an operating loss of $1.2 million for the second quarter in 2014, as compared to an operating loss of $0.7 million reported for the second quarter of 2013.
Capital expenditures increased to $2.0 million in the second quarter of 2014 from $0.4 million in the second quarter of 2013 related primarily to the expansion of the Company's manufacturing infrastructure.
Corporate Segment
Corporate expenses were $1.6 million in the second quarter of 2014, as compared to $1.7 million for the same period in the prior year.
Renewable Energy Segment - held for sale
As previously announced, the Company is in the process of selling the assets of its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and is actively pursuing buyers for the remaining business operations. Schneider Power, an operator of the 10 megawatt Zephyr Wind Farm and holder of interests in certain renewable energy projects, represents the entire operations of the Company’s Renewable Energy business segment. As a result of the Company’s intent to sell the remaining assets of the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The Renewable Energy segment reported net income after taxes of $0.1 million in the second quarter of 2014, as compared to net loss after taxes of $0.7 million in the second quarter of 2013.
Net income reported for discontinued operations includes the recognition of $0.6 million of revenue from energy sales in the second quarter of 2014 and $0.7 million in the second quarter of 2013. Operating expenses in the second quarter of 2014 were $0.2 million, as compared to $1.3 million in the same period in 2013. The increase to net income from discontinued operations during the second quarter of 2014 as compared to the prior year period was primarily due to a $0.8 million of impairment charge recognized in the prior year quarter, as well as a $0.2 million decrease in selling, general and administrative costs. Interest expense on long-term project financing obligations was $0.3 million in the second quarter of 2014, as compared to $0.4 million in the second quarter of 2013.

Non-Reporting Segment Results
Interest Expense. Interest expense of continuing operations, net of interest income, amounted to $0.5 million in the second quarter of 2014, as compared to $1.7 million in the second quarter of 2013. Interest expense represents both cash payments based on stated contractual rates and non-cash imputed rates associated with equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions of the debt securities. Included in the second quarters of 2014 and 2013 are non-cash interest costs of $0.2 million and $1.3 million, respectively. Non-cash interest expense in the second quarter of 2014 primarily related to the imputed interest costs associated with convertible notes issued in September 2013.
Fair Value Adjustments of Derivative Instruments. Derivative instruments consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of our common stock and applicable expiration dates represent the primary underlying variables that impact the value of the derivative instruments. The $2.7 million net gain recognized during the second quarter of 2014 was primarily due to the expiration of certain derivative warrants in April 2014 and a decrease in our closing share price that decreased the fair value of the derivative instrument liabilities ($9.68 at March 31, 2014 to $5.78 at June 30, 2014).
Other expenses. The Company recognized charges of $1.8 million in the second quarter of 2014 in connection with the litigation matter involving Iroquois Master Fund related to a contractual provision contained in a warrant contract issued in 2006.
Consolidated Net Loss - Second Quarter and First Half
The consolidated net loss for the second quarter of 2014 was $2.2 million, compared to a net loss of $4.6 million in the second quarter of 2013, representing an improvement of 52%. The $2.4 million improvement in net loss was primarily attributable to the effects of non-operating activities, which included a $2.5 million increase in gains resulting from the change in fair value of derivative instruments and a $1.2 million decrease in net interest expense, partially offset by a $1.8 million increase in other expenses as a result of damages and legal expenses related to the Iroquois litigation. The consolidated net loss for the first half of 2014 was $5.4 million, compared to a net loss of $11.5 million for the first half of 2013, representing an improvement of 53%.
Balance Sheet and Liquidity
For its continuing operations, the Company had cash and cash equivalents of $9.2 million, positive working capital of $15.0 million and $5.0 million of availability under a line of credit as of June 30, 2014.

Financial Tables
The Company’s condensed consolidated financial information for the three and six month periods ended June 30, 2014 and 2013 is as follows:

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Consolidated Financial Information
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Statements of Operations:
Revenues:
Net product sales	$4,813,558	$4,729,181	$9,631,988	$8,234,276
Contract services	1,716,490	1,349,723	4,852,933	2,251,885
Total revenues	6,530,048	6,078,904	14,484,921	10,486,161
Costs of revenues:
Cost of product sales	3,941,705	3,460,368	7,599,509	6,064,244
Cost of contract services	1,231,561	773,881	3,106,499	1,352,979
Total costs of revenues	5,173,266	4,234,249	10,706,008	7,417,223
Gross margin	1,356,782	1,844,655	3,778,913	3,068,938
Operating expenses:
Research and development	1,654,291	1,530,135	3,154,512	3,305,537
Selling, general and administrative	2,529,905	2,695,303	5,085,360	6,023,910
Total operating expenses	4,184,196	4,225,438	8,239,872	9,329,447
Operating loss	(2,827,414)	(2,380,783)	(4,460,959)	(6,260,509)

Other income (expense):
Interest expense, net	(459,126)	(1,681,848)	(1,235,247)	(3,077,281)
Fair value adjustments of derivative instruments, net	2,723,784	197,000	1,983,864	284,000
Other, net	(1,765,000)	—	(1,765,000)	(5,998)
Loss from continuing operations before income taxes	(2,327,756)	(3,865,631)	(5,477,342)	(9,059,788)
Income tax expense	—	—	(1,600)	(1,600)
Loss from continuing operations	(2,327,756)	(3,865,631)	(5,478,942)	(9,061,388)
Income (loss) from discontinued operations, net of taxes	93,619	(698,437)	42,572	(2,406,600)
Net loss attributable to stockholders	$(2,234,137)	$(4,564,068)	$(5,436,370)	$(11,467,988)

Per share data - basic and diluted:
Loss from continuing operations	$(0.10)	$(0.29)	$(0.25)	$(0.71)
Loss from discontinued operations	—	(0.05)	—	(0.19)
Net loss attributable to stockholders	$(0.10)	$(0.34)	$(0.25)	$(0.90)

Weighted average shares outstanding -
Basic and Diluted	22,876,458	13,444,293	21,517,808	12,770,465

Cash Flow Information (1):
Net cash used in operating activities	$(4,800,196)	$(1,497,342)	$(8,377,273)	$(3,616,856)
Net cash used in investing activities	(2,032,492)	(58,498)	(4,554,081)	(1,303,824)
Net cash provided by financing activities	118,271	3,516,060	16,149,124	6,410,513
(1) The cash flow information includes Schneider Power for the periods presented.

	June 30,	December 31,
	2014	2013
Balance Sheet Information:	(Unaudited)
Continuing Operations:
Cash and cash equivalents	$9,178,948	$6,254,359
Working capital	$15,037,916	$3,499,175
Total assets	$46,406,916	$39,645,800

Derivative instruments classified as current	$42,000	$2,415,000

Debt obligations, current and non-current:
Principal and accrued interest	$12,719,409	$17,412,016
Debt discounts	(5,037,048)	(5,671,145)
Total	$7,682,361	$11,740,871

Discontinued Operations:
Cash and cash equivalents	$1,068,686	$777,622
Total assets	$26,020,747	$26,358,742
Total liabilities	$22,782,544	$23,415,110

Total stockholders' equity	$33,076,466	$16,979,592

Shares issued and outstanding:
Common stock; $0.02 par value	23,295,491	18,875,253

Financial Results Call Scheduled:
Thursday, August 7, 2014 at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call the following number approximately ten minutes prior to the starting time: 800-207-9287 or 706-679-1155; Conference ID # 82228174. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406 using Conference ID # 82228174. The playback will be available until 11:45 p.m. Pacific Time on August 21, 2014.
The call will also be available on the Company's Investor Relations web page approximately two days after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies, including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world, and supplies these tanks, in addition to fully integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Examples of forward-looking statements include statements regarding our expectation for continued growth in the demand for our CNG products and services, our planned expansion of manufacturing capacity, our belief that new engineering contracts and new product offerings will contribute to the future growth of product sales, and our intention to sell Schneider Power’s remaining assets. Various risks and other factors, such as the continued relationship with our key customers and suppliers, the cost of natural gas, the accuracy of the assumptions used in our business plan, our customer’s decision on whether to produce the products currently in development, whether we can satisfy the conditions required in order for us to become the production supplier under programs currently in development and whether we can find a buyer for the Schneider Power assets on terms acceptable to us, if at all, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   For a complete description of all risk factors affecting our business, you are encouraged to review the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Additional information will be set forth in the Risk Factors section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 to be filed with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update the information in this release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com

2014 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600